UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24,  2008

ICONIX BRAND GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481093
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

1450 Broadway, New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code   (212) 730-0030

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 24, 2008, Iconix Brand Group, Inc. (the “Company”) entered into an agreement  with Neil Cole, the Company’s Chairman, Chief Executive Officer and President, which amended his employment agreement and a related Restricted Stock Unit Agreement with the Company to provide, among other things, as follows: the deferral of the issuance to Mr. Cole of the 1,181,684 shares of the Company’s common stock to which he is entitled to receive under the time vested restricted stock units (“RSU’s”) granted to him under the employment agreement until the earlier of (i) the date Mr. Cole is no longer employed by either (a) the Company or (b) any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding common stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% or more of the outstanding capital stock (determined by aggregate voting rights) or other voting interests or (ii) a Change in Control (as defined in Mr. Cole’s employment agreement). In consideration of Mr. Cole’s agreement to delay the distribution to him of the shares of the Company’s common stock to which he will be entitled to receive under the RSU’s as noted above, the agreement  provides for the award to Mr. Cole of an annual bonus to be granted under the Company’s Executive Incentive Bonus Plan, in the amount equal to five hundred thousand dollars ($500,000.00) for each of the four completed calendar years of the Company commencing with the calendar year from January 1, 2009 though December 31, 2009, and ending with the calendar year from January 1, 2012 through December 31, 2012 if either of one of two performance measures specified in the agreement have been satisfied.

The descriptions of the agreement between the Company and  Mr. Cole contained above does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement which is  filed as Exhibit 10.1  to this Report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1 Agreement dated December 24, 2008 between Iconix Brand Group, Inc. and Neil Cole.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ICONIX BRAND GROUP, INC.
(Registrant)

By: /s/ Warren Clamen
Warren Clamen
Executive Vice President and Chief Financial Officer

Dated:  December   24, 2008